               As filed with the Commission on November 29, 2000
                                                   Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                          ___________________________

                            HELLER FINANCIAL, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                                  36-1208070
               --------                                  ----------
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

           500 West Monroe Street                            60661
                                                             -----
             Chicago, Illinois                             (zip code)
             -----------------
(Address of principal executive offices)

               Heller Financial, Inc. Deferral Restoration Plan
                           (Full title of the Plan)
           ---------------------------------------------------------

                            Mark J. Ohringer, Esq.
                         General Counsel and Secretary
                            Heller Financial, Inc.
                            500 West Monroe Street
                           Chicago, Illinois, 60661
                           ------------------------
                    (Name and address of agent for service)

                                (312) 441-7000
                     -------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
Title of securities                     Amount to be      Proposed maximum offering   Proposed maximum aggregate   Amount of
to be registered                        registered        price per share             offering price               registration fee
------------------------------------------------------------------------------------------------------------------------------------
Heller Financial, Inc. Deferral         $50,000,000             100%                        $50,000,000                 $12,500(1)
Restoration Plan Obligations (2)....
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.25 par value     500,000 shares(3)     $26.5315                     $13,265,750(4)              $ 3,318(4)
------------------------------------------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
(2) The Obligations are unsecured obligations of Heller Financial, Inc. to pay deferred compensation in the future in accordance with the Heller Financial, Inc. Deferral Restoration Plan (the "Plan").
(3) Pursuant to Rule 416(a), this Registration Statement shall be deemed to cover any additional shares of Class A Common Stock, par value $.25 per share, which may be offered pursuant to the Plan.
(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average high and low prices reported for shares of Common Stock on the New York Stock Exchange Composite Tape on November 27, 2000, which was $26.5315.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1)
of the Securities Act of 1933, as amended (the "Securities Act").   These
documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                    PART II

              INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     Heller Financial, Inc. (the "Company") hereby incorporates the following documents herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

     (b) The Company's Quarterly Reports of Form 10-Q filed with the Commission on May 9, August 4 and November 13, 2000;

     (c) The Company's Current Reports on Form 8-K filed with the Commission on January 20, January 21, April 20, April 21, July 19, July 21, September 11, October 19 and October 20; and

     (d) The description of the Company's Class A Common Stock, $.25 par value per share, contained in the "Description of the Securities We May Offer" section of the Company's registration statement on Form S-3, file no 333-84725, filed with the Commission on August 6, 1999, including any subsequent amendments thereto or any report or other filing with the Commission updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Under the Heller Financial, Inc. Deferral Restoration Plan (the "Plan"), the Company provides eligible employees the opportunity to defer a portion of their current cash compensation. Certain highly compensated employees of the Company and each subsidiary or affiliate of the Company that participates in the Heller Financial, Inc. Savings and Profit Sharing Plan (the "401(K) Plan") (collectively, the "Employers"), and other Executives identified by the Compensation Committee of the Board of Directors of the Company (the "Committee") are eligible to participate in the Plan. The compensation deferred by eligible employees who elect to participate in the Plan (each a "Participant") as well as the matching contributions of the Company are referred to herein as "Obligations." The Company herein registers $50,000,000 of Obligations and 500,000 shares of its Class A Common Stock, $.25 par value (the "Common Stock").

     The Plan operates in connection with the 401(k) Plan. Compensation is deferred by each Participant, in accordance with the Plan, pursuant to an annual, irrevocable election made by the Participant. Each pay period, each Participant will be credited with a "Supplemental Pre-tax Salary Deferral Contribution" equal to the difference, if any, between (a) the amount that would have been allocated to him or her for that period as a pre-tax salary deferral under the 401(k) Plan if the Internal Revenue Code of 1986, as amended (the "Code"), did not limit such amounts and (b) the amount actually allocated to him or her for that period as a pre-tax salary deferral under the 401(k) Plan.

     In addition, as of January 1 and July 1 of each year, each Participant will be credited with a "Supplemental Matching Contribution" equal to the difference, if any, between (a) the matching contribution that would have been allocated to the Participant under the 401(k) Plan for the six-month period just ended if the limitations on such contributions under the Code did not exist and (b) the matching contribution actually allocated to the Participant under the 401(k) Plan for the six-month period just ended.

     The Company accounts for deferred compensation and matching contributions by establishing bookkeeping accounts for each Participant (the "Supplemental Pre-tax Salary Deferral Account" and the "Supplemental Matching Contributions Account", respectively, together, the "Accounts"). Each Account shall be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the Account would have been credited or charged had the Account been actually invested in the Participant's investment election. Each Participant may elect to have his or her Supplemental Pre-tax Salary Deferral Account mirror one or more of the following investment vehicles (the same investment vehicles available under the 401(k) Plan): (1) a High Yield Bond Fund, (2) a High Yield Bond Index Fund, (3) a Large Growth Hybird Fund (stocks and bonds), (4) a Stock Index Fund, (5) a Large Growth Stock Fund, (6) a Foreign Stock Fund, (7) a Small-Cap Stock Fund and (8) the Common Stock. All Supplemental Matching Contributions credited under the Plan will be deemed to be invested solely in the Common Stock. No amounts directed into the Common Stock may be redirected into another deemed investment fund.

     Obligations to Participants are paid in cash on the date established in accordance with the Participant's deferral election ("Distribution Date"), except that Obligations mirroring the Common Stock are settled in Common Stock. Participants may chose to receive payments in one lump-sum or a series of annual payments in installments over 5, 10 or 15 years. Participants may choose among the following Distribution Dates: (1) a specified date no earlier than the day after the first anniversary of his or her initial participation election, (2) the date of the Participant's termination of employment with any Employer (or a specified date thereafter) or (3) the earlier of (1) or (2). A Participant may make a one-time election to change his or her Distribution Date. If a Participant becomes disabled (as defined within the Plan) payment of benefits due such Participant shall commence as soon as administratively feasible and in accordance to the payment election specified on the Participant's participation election.

     Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Company is not required to fund or otherwise segregate assets to be used for the payment of Obligations. Notwithstanding the foregoing, the Company may establish one or more grantor trusts ("Trusts") to hold assets to be used for payment of Obligations. However, assets of any Trusts shall remain the assets of the Company subject to the claims of its general creditors. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. Obligations, under the terms of the Plan, do not benefit from any affirmative or negative pledge or covenant from the Company.

     A Participant's rights to any amounts credited to his Accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant and may only pass upon the Participant's death pursuant to the terms of the Plan, pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Plan or pursuant to the laws of inheritance. Obligations are not subject to early redemption, in whole or in part, except as specified in the Plan. Obligations are not convertible into any other security of the Company. The Company reserves the right to modify, amend or terminate the Plan; provided, however, that any such action shall not adversely affect the amount that any Participant is entitled to receive.

Item 5. Interests of Named Experts and Counsel

     The financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

     Certain matters with respect to the Obligations and the Common Stock being registered hereunder are being passed upon by Mark Ohringer, Esq., whose opinion is filed as Exhibit 5.1 to this Registration Statement. Mr. Ohringer is General Counsel of the Company and participates in the Plan.

Item 6. Indemnification of Directors and Officers

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation of the Company provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the GCL and the Amended and Restated By-Laws of the Company provide that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL.

     The Company has directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.

Item 7. Exemption From Registration Claimed

     Not Applicable.

Item 8. Exhibits

     A list of exhibits is set forth on the Index to Exhibits.

Item 9. Undertakings

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section
     --------  -------
     do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on the 29th day of November, 2000.

                                         HELLER FINANCIAL, INC.

                                         By: /s/ Richard J. Almeida
                                            -----------------------
                                         Richard J. Almeida
                                         Chairman of the Board and
                                         Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lauralee E. Martin and Mark J. Ohringer and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                                       Title                         Date
     ---------                                       -----                         ----
     /s/ Richard J. Almeida                          Chairman of the Board,        November 29, 2000
     ________________________
     Richard J. Almeida                              Chief Executive Officer
                                                     (Principal Executive
                                                     Officer) and Director

     /s/ Frederick E. Wolfert                        President, Chief Operating    November 29, 2000
     ________________________
     Frederick E. Wolfert                            Officer and Director

     /s/ Lawrence G. Hund                            Executive Vice President      November 29, 2000
     ------------------------
     Lawrence G. Hund                                and Controller (Principal
                                                     Accounting Officer)


     /s/ Lauralee E. Martin                          Executive Vice President      November 29, 2000
     ------------------------
     Lauralee E. Martin                              and Chief Financial Officer

     /s/ Kenichiro Tanaka                            Executive Vice President      November 29, 2000
     ------------------------
     Kenichiro Tanaka                                and Director

     /s/ Masahiro Sawada                             Senior Vice President and     November 29, 2000
     -----------------------
     Masahiro Sawada                                 Director

     /s/ Dennis P. Lockhart
     ------------------------
     Dennis P. Lockhart                              Director                      November 29, 2000

     /s/ Michio Ueno
     ------------------------
     Michio Ueno                                     Director                      November 29, 2000

     /s/ Takashi Makimoto
     ------------------------
     Takashi Makimoto                                Director                      November 29, 2000

     /s/ Tetsuo Kumon
     ------------------------
     Tetsuo Kumon                                    Director                      November 29, 2000


     ------------------------
     Mark Kessel                                     Director                      November   , 2000


     ------------------------
     Michael A. Conway                               Director                      November   , 2000


     ------------------------
     Frank S. Ptak                                   Director                      November   , 2000

     /s/ Takaaki Kato
     ------------------------
     Takaaki Kato                                    Director                      November 29, 2000

                                 EXHIBIT INDEX
                                 -------------



Exhibit
Number               Description
------               -----------

4.1       Heller Financial, Inc. Deferral Restoration Plan

4.2 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's quarterly report on Form 10-Q for the period ended March 31, 1998, file no. 1-6157)

4.3 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's quarterly report on Form 10-Q for the period ended March 31, 1998, file no. 1-6157)

4.4 The description of the Company's Class A Common Stock, $.25 par value per share (incorporated herein by reference to the description thereof contained in the "Description of the Securities We May Offer" section of the Company's registration statement on Form S-3, file no. 333-84725, filed with the Commission on August 6, 1999)

4.5 Specimen stock certificate representing Class A Common Stock (incorporated herein by reference to Exhibit 4 of the Company's registration statement on Form S-2, file no. 333-46915, filed with the Commission on February 26, 1998)

5.1       Opinion re: legality of the securities being registered

23.1      Consent of Arthur Andersen LLP

23.2 Consent of legal counsel (included as part of their opinion filed as Exhibit 5.1)

24.1      Powers of Attorney (included on the signature page hereof)